Exhibit 23.4.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
Factor Capital Management, LLC:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Form S-1 No. 333-164755) and related Prospectus of FactorShares 2X: Gold Bull/S&P 500 Bear of our report dated March 13, 2012, with respect to the statement of financial condition of Factor Capital Management, LLC as of December 31, 2011 and related statements of operations, changes in members’ equity and cash flows for the year then ended.

We also consent to the reference to our firm under the heading “Experts” in the above noted Post-Effective Amendment No. 1 to the Registration Statement.

/s/ Connolly and Company

Warren, New Jersey

April 17, 2012